EXHIBIT 99.1
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TO ALL VP'S AND ABOVE:

The following is a summary of the presentation that took place when General Dynamics' Chairman and CEO, Nick Chabraja, visited Anteon on December 13th. Again, apologies for the technical difficulties experienced with the telephone dial-in service and for not getting this out sooner, as promised.

On Tuesday, December 13th Joe Kampf and Dan Johnson, along with General Dynamics' Chairman and CEO Nick Chabraja, EVP of Information Systems & Technology Gerry Demuro, and President of Network Systems Mike Chandler, met with Anteon's Vice Presidents and above in the Fairfax office to discuss the acquisition of Anteon. Unfortunately, those who were on the phone via teleconference were cut off during the conversation due to technical difficulties. The following is a brief summary of the discussion.

Joe and Nick Chabraja discussed how they met years ago and from time to time, have discussed a possible combination...but the timing never seemed right for either company. Things got moving in late October 2005 and it really came together over the last 5-6 business days, prior to agreeing to a deal on December 12th. It is an all cash deal, expected to close by the end of the second quarter of 2006. Both Joe and Nick agreed it provides strong value to all shareholders and makes a lot of sense from both a strategic and marketplace perspective.

Assuming the transaction closes as planned, Anteon will operate as a wholly owned subsidiary, and will be a part of General Dynamic's $9 billion Information Systems and Technology sector. This sector accounts for more than 40% of General Dynamics' revenues today.

From a strategic perspective, this is a very good transaction for both companies. It gives General Dynamics a huge footprint in the $150 billion Federal IT marketplace. From General Dynamics' perspective, Anteon's mission systems/war fighter support footprint, IT solutions skills, and strong engineering capabilities makes Anteon the most admired company in the federal services marketplace. General Dynamics feels Anteon's business model generates industry leading growth rates and General Dynamics would like to find ways of infusing Anteon's business development/GWAC/task order successes into other parts of GD.


General Dynamics' legacy of growing into a major player in the Federal IT market began with the acquisition of Lucent Advanced Technology Systems in 1997, and continued with other transactions involving GTE, Veridian, DSR, FC Business Systems, and others... but these companies didn't bring the mission systems footprint and DoD presence that Anteon has.

Timing had a lot to do with the acquisition, as both Anteon and General Dynamics had to allow their strategies to mature before considering this important step in the development of a federal services tier one move. Needless to say, the board of each company agreed that the timing, strategy, and valuation were right to do a deal now.


The following represents the material Q/A that took place at the end of the presentation. Of course, there are many questions that we will not be able to answer until after the transaction closes and we develop a longer term view of our joint operating plan:

Q: What will happen to the Long-Term Incentive Program that was announced in November?
A: The program is on hold at this time. We'll be working with GD to understand their equity incentive programs and how best to apply them to Anteon.

Q: How will organizational conflicts of interest issues be addressed?
A: There may be some, but we do not anticipate the issue to be significant. Please contact Bill Gunst, Robert Toth, Arleigh Closser and Johann Dretchen if you have any customer issues related to OCI.

Q: Will the senior management team remain in place?
A: No organizational/integration plans have been developed at this time. Anteon will continue to operate independently through the transaction closing date. Subsequently, we will operate as a wholly-owned subsidiary while our management team works with GD on the appropriate way to go to market and continue to grow the business. We expect minimal disruption to our organizational structure and we will certainly keep all of our employees informed as our strategy evolves over time. Meantime, it's business as usual.

Q: What changes in benefits can employees expect?
A: There are no anticipated changes in benefits for 2006. Beyond 2006, we expect to receive benefits at least equivalent to our GD counterparts, and generally comparable to our current plans. GD's current benefits and compensation philosophy is very similar to ours. Each company recognizes that we are in a people business and that our employees are our most valuable asset. Therefore, providing appropriate benefits, motivating the workforce, providing incentives for key people, and producing high levels of customer satisfaction will always be basic tenants of our business model.

We will keep you informed as we proceed down this path that we believe is a NEW BEGINNING for Anteon.

* * * * * * *
Again, please refrain from discussing the acquisition with the media and others outside Anteon. Please reference the last NewsFlash and recent emails from the Office of General Counsel regarding our communications policy.

Thank you.

Dan Johnson
Chief Operating Officer


CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS


Statements herein regarding the proposed transaction between Anteon International Corporation and General Dynamics Corporation, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Anteon International Corporation management's future expectations constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Anteon International Corporation's management and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule and the failure of Anteon International Corporation stockholders to approve the transaction. Additional factors that may affect future results are contained in Anteon International Corporation's filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2004, which are available at the SEC's Web site (HTTP://WWW.SEC.GOV). The information set forth herein speaks only as of the date hereof, and Anteon International Corporation disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof.


IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC


In connection with the proposed transaction, Anteon International Corporation has filed a preliminary Proxy Statement with the SEC and plans to file a final Proxy Statement with the SEC and mail such final Proxy Statement to its stockholders. INVESTORS AND SECURITY HOLDERS OF ANTEON INTERNATIONAL CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANTEON INTERNATIONAL CORPORATION, THE PROPOSED TRANSACTION AND RELATED MATTERS. The final Proxy Statement will be mailed to stockholders of Anteon International Corporation. Investors and security holders of Anteon International Corporation will be able to obtain copies of the Proxy Statement, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about Anteon International Corporation, without charge, at the SEC's Internet site (HTTP://WWW.SEC.GOV). These documents may also be obtained for free from Anteon International Corporation by directing a request to Anteon International Corporation, Investor Relations, 3211 Jermantown Road, Fairfax, Virginia 22030-2801 or at Anteon International Corporation's Investor Relations page on its corporate website at WWW.ANTEON.COM.


PARTICIPANTS IN SOLICITATION


Anteon International Corporation and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Anteon International Corporation's stockholders in respect of the proposed transaction. Information regarding Anteon International Corporation's participants is available in Anteon International Corporation's proxy statement, dated April 22, 2005, for its 2005 annual meeting of stockholders, which is filed with the SEC, in Anteon International Corporation's preliminary proxy statement relating to the proposed transaction, which was filed with the SEC on January 6, 2006 and in the proxy statement relating to the proposed transaction to be filed by Anteon International Corporation